Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Invesco DB Multi-Sector Commodity Trust (formerly PowerShares DB Multi-Sector Commodity Trust) of our reports dated February 27, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in each of the Funds’ Annual Reports on Form 10-K (as listed in Attachment I) for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 15, 2018

Attachment I

Fund Name	Former Fund Name
Invesco DB Energy Fund	PowerShares DB Energy Fund
Invesco DB Oil Fund	PowerShares DB Oil Fund
Invesco DB Precious Metals Fund	PowerShares DB Precious Metals Fund
Invesco DB Gold Fund	PowerShares DB Gold Fund
Invesco DB Base Metals Fund	PowerShares DB Base Metals Fund